Exhibit 10.2

THE IRON MOUNTAIN COMPANIES SEVERANCE PLAN

SEVERANCE PROGRAM NO. 2

Adopted as of November 29, 2012

By action of the Compensation Committee on November 29, 2012

ARTICLE 1

PURPOSE

The purpose of this Program is to specify the benefits available to certain employees of Iron Mountain Incorporated and/or its Affiliated Employers in the event of their Qualifying Termination.

This document is a part of The Iron Mountain Companies Severance Plan, which itself is part of The Iron Mountain Companies Welfare Plan, and is part of the summary plan description for the Welfare Plan. This document provides an overview of the benefits available and must be read in conjunction with the Severance Plan where, for example, certain capitalized terms not otherwise defined below are defined and the Welfare Plan where, for example, claims procedures are set forth. In the event of an inconsistency between this document and the Severance and Welfare Plan documents, the provisions of this document will govern.

The Severance Plan and this Severance Program No. 2 (the “Program”) is administered by the Compensation Committee of the Board of Directors of Iron Mountain Incorporated (the “Administrator”), which shall act as the “named fiduciary” and “plan administrator” under ERISA with respect to this benefit. The Administrator has discretionary authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities and to resolve any and all issues hereunder, provided that any and all such determinations, constructions, administration, interpretations and/or resolutions shall be subject to Section 3.6 hereof.

ARTICLE 2

SCOPE

This Program applies to William L. Meaney and he is hereby deemed to be the Participant hereunder in an action of the Administrator (“Covered Employee”).

A Covered Employee is eligible for Severance Benefits under the Severance Plan if he experiences a Qualifying Termination. Qualifying Termination is defined in the Severance Plan but basically means that an individual’s employment is involuntary terminated other than for Cause (as defined in the Severance Plan). Under this Program –

“Cause” has the following meaning: (a) fraud, embezzlement or theft against Iron Mountain; (b) the Covered Employee is indicted for a felony or convicted of, or pleads guilty or no contest to, a felony; (c) the Covered Employee breaches a material fiduciary duty owed to Iron Mountain; (d) the Covered Employee materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Covered Employee willfully fails to perform his material assigned duties (other than by reason of illness); or (f) the

Covered Employee commits an act of gross negligence or engages in willful misconduct in the performance of his duties, or commits any other act of gross negligence or willful misconduct that would reasonably be expected to cause significant damage to Iron Mountain’s business interests.

A Qualifying Termination also includes a termination by the Covered Employee of his employment for Good Reason. Good Reason means that Iron Mountain has, without the Covered Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his base compensation plus target nonequity incentive compensation, (b) required the Covered Employee to be based at an office or primary work location that is greater than fifty miles from Boston, Massachusetts, (c) materially diminished the Covered Employee’s authority and/or responsibilities and/or assigned the Covered Employee to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change, (d) ceased to have the Covered Employee report directly to the Board or (e) materially breached this Program or the offer letter dated November 30, 2012 entered into by and between Iron Mountain and the Covered Employee. A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, a Covered Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and Iron Mountain shall have thirty days within which to remedy the issue.

ARTICLE 3

SEVERANCE BENEFITS

3.1       Severance Pay. The amount of Severance Pay payable under this Program is based on the Covered Employee’s compensation level, including “Base Salary” and “Target Bonus Payment,” as well as the “Severance Period,” each as defined below.

(a)        “Severance Period” shall be the twelve month period following a Covered Employee’s Qualifying Termination, or twenty-four month period in the event of an Anticipatory Termination (as defined below) or a Qualifying Termination during the two year period following a Change in Control.

(b)        “Base Salary” is the Covered Employee’s weekly or biweekly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation. A Covered Employee who experiences a Qualifying Termination will receive an amount equal to fifty-two weeks of Base Salary during the Severance Period.

(c)        “Target Bonus Payment” is the amount of the annual target performance-based bonus for the year in which termination occurs, which would otherwise be payable on or about March 15th of the year following the year of termination. If the annual target performance-based bonus for the year in which termination occurs has not yet been determined as of the Covered Employee’s termination, the annual target performance-based bonus for the prior year shall be used.

(d)       In the event of a Qualifying Termination, the Covered Employee shall receive an amount equal to (i) the sum of his (A) Base Salary then in effect and (B) Target Bonus Payment, which sum will be payable to him in accordance with the regular payroll practices of the Company in equal installments over the Severance Period, and (ii) his actual annual incentive compensation earned in respect of the year in which his termination occurs based on actual performance in accordance with Iron Mountain’s annual incentive compensation program, with such bonus pro-rated from the beginning of the fiscal year of termination through to the actual termination date, and payable to him on March 1st of the year following the year of termination; provided, however, that if such Qualifying Termination occurs upon or within the two year period following a Change in Control (or such Qualifying Termination occurs (x) prior to such Change in Control at the direction of a third party or (y) 90 days prior to such Change in Control (any such termination by Iron Mountain without Cause or the Covered Employee voluntarily terminating his employment for Good Reason, an “Anticipatory Termination”), and in all events such Change in Control occurs), in lieu of the amount of cash severance provided under Section 3.1(d)(i) hereof, the Covered Employee will receive an amount equal to two times the sum of his (A) Base Salary then in effect and (B) Target Bonus Payment, which sum will be payable to him in accordance with the regular payroll practices of the Company in equal installments over the Severance Period. For the avoidance of doubt, upon any such termination, the Covered Employee will also receive the pro rata bonus under Section 3.1(d)(ii) hereof and at the time specified therein.

(e)        In the event of a Qualifying Termination after the Covered Employee notifies the Company in writing of his termination without Good Reason, the Covered Employee shall not be entitled to any of the benefits provided under this Program other than pursuant to Section 3.6 of the Severance Plan (in addition to any earned but unpaid bonus).

3.2       Other Benefits.

(a)        Provided the Covered Employee elects to continue in Iron Mountain’s group medical and/or dental coverage under the federal law known as “COBRA,” Iron Mountain will pay to the Covered Employee, on a monthly basis, a taxable amount equal to 100% of the cost of such coverage until the earlier of (a) the end of the Severance Period and (b) the date on which the Covered Employee terminates his COBRA coverage under the applicable Iron Mountain group welfare plan; provided, however, that if such Qualifying Termination qualifies as an Anticipatory Termination or occurs upon or within two years after a Change in Control, the monthly payment under this Section 3.2(a) will continue until the earlier of (i) eighteen months from termination and (b) the date on which the Covered Employee terminates his COBRA coverage under the applicable Iron Mountain group welfare plan. If after the end of the period described in the preceding sentence the Covered Employee remains COBRA-eligible, he must pay for the entire remaining cost of COBRA coverage if he wishes to continue the coverage.

(b)        A Covered Employee who experiences a Qualifying Termination is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months following termination.

(c)        The definition of the phrase “Good Reason” as used in connection with a “Vesting Change in Control” under an equity compensation plan of the Company shall include the following additional component: “a material diminution in the responsibilities or title of the Optionee’s position with Iron Mountain and/or the assignment to Optionee of duties and responsibilities that are generally inconsistent with the Optionee’s position with Iron Mountain [immediately prior to the Vesting Change in Control].” For the avoidance of doubt, “Good Reason” under an equity compensation plan will have occurred if the foregoing component or one of the components of “Good Reason” as used in connection with a “Vesting Change in Control” under an equity compensation plan of Iron Mountain shall have occurred.

(d)       Notwithstanding the terms in any equity compensation plan to the contrary, for purposes of determining when a termination occurs in connection with a “Vesting Change in Control,” such termination must occur (x) prior to such Vesting Change in Control at the direction of a third party or (y) 90 days prior to such Vesting Change in Control or up to two years following the Vesting Change in Control (rather than a termination 14 days before or up to 12 months after a Vesting Change in Control, as currently provided in the Fourth Amendment to the Iron Mountain Incorporated 2002 Stock Incentive Plan).

(e)        The Severance Plan and this Program supersede and replace any prior severance pay programs, plans and arrangements (whether written or oral) for any Covered Employee except any benefit payable under a Supplemental Unemployment Benefit Plan and except to the extent embodied in an individually negotiated agreement that provides greater benefits to the Covered Employee.

3.3       Termination due to Death and Disability. In the event of a Covered Employee’s termination as a result of death or disability, the Covered Employee (or his estate) shall be entitled to amounts otherwise due under Section 3.1(d)(ii) hereof and Section 3.6 of the Severance Plan (in addition to any earned but unpaid bonus) as if he had experienced a Qualifying Termination. For purposes of the preceding sentence, a Covered Employee will be treated as having been terminated as a result of disability if Iron Mountain terminated the individual because he is prevented by illness, accident, disability or any other physical or mental condition to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Iron Mountain and the Covered Employee or his personal representative(s)) from substantially performing his duties and responsibilities hereunder for one or more periods totaling one hundred eighty days in any twelve month period.

3.4       Time and Manner of Benefits.

(a)        No Severance Pay provided in Section 3.1 or Other Benefits provided in Section 3.2 will be paid or provided under the Program unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Release,” in the form attached hereto.

(b)        Except with respect to amounts due under Section 3.1(d)(ii) hereof, Severance Pay and COBRA payments will be paid in equal installments over the applicable Severance Period in accordance with the Covered Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable withholding. Subject to Section 3.4(e), payments under this Program will begin on the sixtieth day following the Qualifying Termination; provided, however, that any applicable revocation period under a Release will have expired before any payment; and provided, further, that any payments that are deferred during such sixty-day period will be paid in a lump sum on said sixtieth day.

(c)        Severance Pay will be inclusive of any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to a Supplemental Unemployment Benefits Plan or WARN), any amounts owed a Covered Employee pursuant to a contract with Iron Mountain and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough).

(d)       If a Covered Employee is later rehired by Iron Mountain, he may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

(e)        In the case of any payment on termination (other than in the event of death or disability within the meaning of Section 409A of the Internal Revenue Code (the “Code”) or in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Code Section 409A) while the Covered Employee is a “specified employee,” in no event will such payment be made earlier than six months after the date the Covered Employee’s employment terminates. In the event that, due to Code Section 409A, the Covered Employee does not receive one or more cash payments that would otherwise be due during such six month period, all such delayed payments will be made on the first day after the six month anniversary of his employment termination, and thereafter any remaining payments shall be made in accordance with any previously agreed-upon schedule. Any termination of a Covered Employee’s employment that would result in his receipt of nonqualified deferred compensation under Code Section 409A must also constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1). The determination of whether a Covered Employee has incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Code Section 409A on the part of the Covered Employee, but shall only act, if applicable, as a delay in his receipt of deferred compensation until such time as he incurs a “separation from service.” It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this document is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section Code 409A.

3.5       Amendment. No amendment shall be made to this Program without the written consent of the Company and the Covered Employee.

3.6       Arbitration. Any dispute or claim to enforce the terms of this Program will, notwithstanding any provision in the Severance Plan to the contrary, be settled in a binding arbitration in Boston, Massachusetts conducted under the Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretionary and final authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities and to resolve any and all issues hereunder and to undertake a de novo review of any prior decision of the Administrator, in each case, without providing any deference to any prior decision of the Administrator. A decision and award of the arbitrator shall be exclusive, final and binding. The arbitrator shall maintain the confidentiality of the arbitration to the maximum extent allowed under the Rules. The arbitrator shall have no authority to award punitive damages against Iron Mountain or a Covered Employee or to add to, alter, amend or refuse to enforce any portion of this Program. The arbitrator is authorized to award any party or parties such sums as he shall deem proper for the time and expense of arbitration; provided, however, that the arbitrator shall not have the authority to award legal fees paid by either party to enforce or defend a claim pursuant to this Program.

3.7  Code Section 4999. If it is determined that the Covered Employee is entitled to payments and/or benefits provided by this Program or any other plan, arrangement or agreement with Iron Mountain or any affiliate (“Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), Iron Mountain shall cause to be determined, before any portion of the Payments are paid to the Covered Employee, which of the following two alternative forms of payment would maximize the Covered Employee’s after-tax proceeds: (a) payment in full of the entire amount of the Payments; or (b) payment of only a part of the Payments (reduced to the minimum extent necessary) so that the Covered Employee receives the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize Covered Employee’s after-tax benefit, then (1) cash compensation subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, payments in respect of whole value equity grants (commencing with the last equity grant to vest) shall be reduced second, payments in respect of stock options and stock appreciation rights (commencing with the last equity grant to vest) shall be reduced third, and lastly, cash payments that are not subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative and (3) the Covered Employee shall have no rights to any additional payments and/or benefits constituting the Payments. To the extent not negating this paragraph under Code Section 280G and not in violation of Code Section 409A, the Covered Employee may direct an alternative order of reduction. Unless Iron Mountain and the Covered Employee otherwise agree in writing, any determination required under this Section 3.7 shall be made in writing by independent public accountants agreed to by Iron Mountain and the Covered Employee (the “Accountants”), whose determination shall be conclusive and binding upon the Covered Employee and Iron Mountain for all purposes. For purposes of making the calculations required by this Section 3.7, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. Iron Mountain and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. Iron Mountain shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.7.

RELEASE

This Release is being executed and delivered in accordance with Section 3.4(a) of Severance Program No. 2 under The Iron Mountain Companies Severance Plan. Each capitalized term used in this Release without definition has the meaning given to such term in Severance Program No. 2.

In exchange for the promises and payments described in Severance Program No. 2, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge Iron Mountain, its subsidiaries and affiliates, and all of their current and former directors, officers, employees, agents, successors and assigns (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, any state antidiscrimination law that is analogous to the foregoing and any other federal, state or local statute, regulation, ordinance or common law and all claims related to or arising out of your employment or the termination of your employment with Iron Mountain. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to your employment and/or the termination thereof.

This General Release of Claims shall not apply to: (1) any vested interest you may have in any 401(k), pension or profit sharing plan, stock option agreement or any other employee benefit plan by virtue of your employment with Iron Mountain; (2) any claims that may arise after this Release is signed; (3) any claim that may not be waived by law; (4) any right you may have to indemnification and/or advancement of legal fees by Iron Mountain or under its director’s and officer’s liability insurance coverage, under any agreement between you and Iron Mountain, under any provision of Iron Mountain’s Bylaws or plans or by application of law; and (5) any claim arising from any breach by Iron Mountain of its obligations under the Severance Program No. 2.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this       day of                           , 20    .